Exhibit 99.3

Jakarta, 9 October, 2026 Ref. No.: 189/OPL-2501/E/VIII/26/RC	HUTABARAT HALIM & REKAN Grha HHR Lawyers Jl. Kawi Raya No. 46A Guntur Setiabudi Jakarta 12980 – INDONESIA P: (+62 21) 5091 3991 F: (+62 21) 5091 33992

To.

OPAY LIMITED

the offices of Vistra (Cayman) Limited,

P. O. Box 31119 Grand Pavilion,

Hibiscus Way, 802

West Bay Road,

Grand Cayman, KY1 – 1205 Cayman Islands.

Dear Sirs or Madams,

Reference is made to the opinion letter (the “Opinion”) of Hutabarat, Halim & Rekan (HHR Lawyers) dated August 20, 2026 and addressed to OPAY LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the offering and sales of American Depositary Shares of the Company (the “Offering”), for which we have acted as the Company’s Indonesian counsel. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Opinion.

Notwithstanding the last paragraph of the Opinion, you may provide copies of the Opinion to the Representatives named in the Underwriting Agreement, solely for their reference in relation to the Offering, provided that no such party to whom the Opinion is disclosed may rely on the Opinion without our prior written permission.

Notwithstanding anything to the contrary in the Opinion or this letter, we hereby consent to the references to our name and the quotation or summarization of our legal opinions on Indonesian law in the Company’s registration statement on Form F-1 and the prospectus included therein, and to the filing of this letter as an exhibit to such registration statement.

Yours faithfully,

/s/ HUTABARAT HALIM & REKAN
HUTABARAT HALIM & REKAN

Jl. Kawi Raya No. 46A Guntur – Setiabudi | Jakarta 12980 | INDONESIA
T: +62 21 5091 3991 | F: +62 21 5091 3992

DISCLAIMER: Internet communications are not secure. While every reasonable effort has been made to ensure that this communication has not been tampered with, HHR cannot be responsible for alterations made to the contents of this message without its express consent. If you wish to receive a hard copy of this message, please contact the sender. Opinions, conclusions and other information in this message that do not relate to the official business of the firm shall be understood as neither given nor endorsed by HHR